Exhibit 99.1

Acushnet Holdings Corp. Announces
Third Quarter and Year-to-Date 2017 Financial Results,

Declares Quarterly Cash Dividend

Third Quarter and Year-to-Date 2017 Financial Results

•	Third quarter net sales of $347.3 million, up 2.3% year over year, or up 2.9% in constant currency
•	Year-to-date net sales of $1,208.9 million, down 2.7% year over year, or down 2.0% in constant currency
•	Third quarter net income attributable to Acushnet Holdings Corp. of $9.3 million, up $14.8 million year over year
•	Year-to-date net income attributable to Acushnet Holdings Corp. of $80.4 million, up $35.2 million year over year
•	Third quarter Adjusted EBITDA of $32.2 million, up 15.0% year over year
•	Year-to-date Adjusted EBITDA of $182.5 million, down 4.1% year over year

Quarterly Cash Dividend

•	Declares quarterly cash dividend of $0.12 per share; $8.9 million on an aggregate quarterly basis

FAIRHAVEN, MA – November 8, 2017 –  Acushnet Holdings Corp. (NYSE: GOLF) ("Acushnet"), a global leader in the design, development, manufacture and distribution of performance-driven golf products, today reported financial results for the three and nine months ended September 30, 2017.

Wally Uihlein, Acushnet President and CEO said, "We are encouraged to see that the global golf industry continues to structurally improve through the first nine months of 2017.  While near term, US demand trends have been impacted as the focus shifted to important life priorities in areas hit by the recent hurricanes, it is good to see many areas are recovering well as a sense of normalcy returns. We are confident that our proven strategy, dedicated associates and valued trade partners will enable us to leverage a stronger industry and extend our success over the long term."

David Maher, Acushnet COO said, "Acushnet delivered a solid third quarter with global growth driven by the United States and South Korea. We are particularly pleased with the recent launch of the Titleist 818 hybrids and the 718 irons including the new AP3. Tour adoption was strong at introduction, the global roll-out with our trade partners was well executed, and initial golfer response to these new golf clubs has been terrific. New Titleist DT TruSoft golf balls, and FootJoy's DNA Helix golf shoes were also launched successfully in the quarter. Looking forward, the Acushnet innovation engine is in high gear and we are excited about the many new product offerings coming from Titleist and FootJoy in 2018."

Summary of Third Quarter 2017 Financial Results

	Three months ended				Constant Currency
	September 30,		Increase/(Decrease)		Increase/(Decrease)
	2017	2016	$ change	% change	$ change	% change
(in millions)
Net sales	$347.3	$339.3	$8.0	2.3%	$9.8	2.9%
Net income (loss) attributable to Acushnet Holdings Corp	$9.3	$(5.5)	$14.8	269.1%
Adjusted EBITDA	$32.2	$28.0	$4.2	15.0%

Consolidated net sales for the quarter increased by 2.3%, or by 2.9% on a constant currency basis, driven primarily by the launch of the Titleist 718 irons and 818 hybrids.

On a geographic basis, consolidated net sales in the United States increased by 4.6% in the quarter. Net sales in regions outside the United States were down 0.1%, and up 1.1% on a constant currency basis, with Korea up 6.4% and Rest of World up 6.3%, offset by Japan down 6.9%.

Segment specifics:

•

3.5% decrease in net sales (3.1% decrease on a constant currency basis) of Titleist golf balls driven by sales volume declines in both Pro V1 and performance models.  In the United States, sales volumes were impacted by unfavorable weather conditions as well as increased competitive promotional activity in the marketplace.

•	9.5% increase in net sales (10.3% increase on a constant currency basis) of Titleist golf clubs due to higher sales volumes, primarily due to product launches in our iron series and hybrids.
•	1.3% increase in net sales (2.1% increase on a constant currency basis) of Titleist golf gear. This increase was primarily due to sales volume growth in our travel gear category.
•	3.3% increase in net sales (3.7% increase on a constant currency basis) in FootJoy golf wear primarily due to higher average selling prices and a sales volume increase in our apparel category.

Net income attributable to Acushnet improved by $14.8 million to $9.3 million, primarily as a result of lower interest expense and higher income from operations, partially offset by higher income tax expense.

Adjusted EBITDA was $32.2 million, up 15.0% year over year.  Adjusted EBITDA margin was 9.3% for the third quarter versus 8.3% for the prior year period.

Summary of First Nine Months 2017 Financial Results

	Nine months ended				Constant Currency
	September 30,		Increase/(Decrease)		Increase/(Decrease)
	2017	2016	$ change	% change	$ change	% change
(in millions)
Net sales	$1,208.9	$1,242.5	$(33.6)	(2.7)%	$(24.3)	(2.0)%
Net income attributable to Acushnet Holdings Corp	$80.4	$45.2	$35.2	77.9%
Adjusted EBITDA	$182.5	$190.3	$(7.8)	(4.1)%

Consolidated net sales for the first nine months of 2017 decreased by 2.7%, or by 2.0% on a constant currency basis.

On a geographic basis, consolidated net sales in the United States decreased by 3.0% in the nine month period.  Net sales in the United States were impacted by a reduced store count as a result of the retail channel disruptions in 2016 as well as unfavorable weather conditions which negatively impacted both rounds of play and golf club fitting and trial activities.  Acushnet posted a year-on-year decline in net sales in regions outside the United States of 2.4%, down 0.8% on a constant currency basis, with Korea up 11.9%, offset by Japan down 10.4%.

Segment specifics:

•

2.7% decrease in net sales (2.1% decrease on a constant currency basis) of Titleist golf balls.  This decrease was primarily driven by a sales volume decline of our performance golf ball models which were in their second year of the two-year product life cycle and was partially offset by a sales volume increase of our newly introduced Pro V1 and Pro V1x golf balls.  In the United States, sales volumes were impacted by a reduced store count as a result of the retail channel disruptions in 2016, unfavorable weather conditions which negatively impacted rounds of play, as well as increased competitive promotional activity in the marketplace.

•

10.0% decrease in net sales (9.2% decrease on a constant currency basis) of Titleist golf clubs.  This decrease was primarily driven by lower sales volumes of Vokey Design wedges, which were in their second model year, and prior generation irons.  In the United States, sales volumes were impacted by a reduced store count as a result of the retail channel disruptions in 2016 as well as unfavorable weather conditions which negatively impacted golf club fitting and trial activities.  This decrease was partially offset by an increase in average selling prices, in particular for the new 917 model drivers and fairways.

•

5.0% increase in net sales (5.4% increase on a constant currency basis) of Titleist golf gear.  This increase was primarily due to higher average selling prices in all categories and higher sales volume growth in the travel category.

•

1.7% decrease in net sales (0.5% decrease on a constant currency basis) in FootJoy golf wear primarily due to a sales volume decline in footwear, partially offset by a sales volume increase in apparel.

Net income attributable to Acushnet improved by $35.2 million to $80.4 million, primarily as a result of lower interest expense and higher income from operations.

Adjusted EBITDA was $182.5 million, down 4.1% year over year.  Adjusted EBITDA margin was 15.1% versus 15.3% for the prior year period.

Declares Quarterly Cash Dividend

Acushnet Holdings board of directors today declared a quarterly cash dividend in an amount of $0.12 per share of common stock. The dividend will be payable on December 15, 2017, to stockholders of record on December 1, 2017.  The number of shares outstanding as of September 30, 2017 was 74,451,977.

Updated 2017 Outlook

•	Consolidated net sales are expected to be approximately $1,545 to 1,555 million in 2017.
•	Consolidated net sales on a constant currency basis are expected to be in the range of a decrease of 1% to a decrease of 0.4% in 2017.
•	Adjusted EBITDA is expected to be approximately $220 to 225 million in 2017.

Investor Conference Call

Acushnet will hold a conference call at 8:30 am (Eastern Time) on November 8, 2017 to discuss the financial results and host a question and answer session.  A live webcast of the conference call will be accessible at www.AcushnetHoldingsCorp.com/ir.  A replay archive of the webcast will be available shortly after the call concludes.

About Acushnet Holdings Corp.

We are the global leader in the design, development, manufacture and distribution of performance-driven golf products, which are widely recognized for their quality excellence. Driven by our focus on dedicated and discerning golfers and the golf shops that serve them, we believe we are the most authentic and enduring company in the golf industry. Our mission - to be the performance and quality leader in every golf product category in which we compete - has remained consistent since we entered the golf ball business in 1932.  Today, we are the steward of two of the most revered brands in golf – Titleist, one of golf’s leading performance equipment brands, and FootJoy, one of golf’s leading performance wear brands.  Additional information can be found at www.acushnetholdingscorp.com.

Forward-Looking Statements

This release includes forward-looking statements that reflect our current views with respect to, among other things, our operations and financial performance. These forward-looking statements are included throughout this release and relate to matters such as our industry, business strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information such as our anticipated consolidated net sales, consolidated net sales on a constant currency basis and adjusted EBITDA. We use words like “guidance,” “outlook,” “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future,” “will,” “seek,” “foreseeable” and similar terms and phrases to identify forward-looking statements in this release.

The forward-looking statements contained in this release are based on management’s current expectations and are subject to uncertainty and changes in circumstances. We cannot assure you that future developments affecting us will be those that we have anticipated. Actual results may differ materially from these expectations due to changes in global, regional or local economic, business, competitive, market, regulatory and other factors, many of which are beyond our control. Certain of these factors and other cautionary statements are included in this release or in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis” in our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC  on March 30, 2017 as updated by our periodic reports subsequently filed with the SEC. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements.

Any forward-looking statement made by us in this release speaks only as of the date of this release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, investments or other strategic transactions we may make. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Media Contact:

AcushnetPR@icrinc.com

Investor Contact:

IR@AcushnetGolf.com

ACUSHNET HOLDINGS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2017	2016	2017	2016

Net sales	$347,263	$339,318	$1,208,866	$1,242,514
Cost of goods sold	174,295	172,416	586,574	611,783
Gross profit	172,968	166,902	622,292	630,731
Operating expenses:
Selling, general and administrative	142,017	142,995	441,823	456,434
Research and development	11,060	12,473	35,659	35,296
Intangible amortization	1,626	1,654	4,872	4,957
Restructuring charges	-	174	-	816
Income from operations	18,265	9,606	139,938	133,228
Interest expense, net	4,040	15,672	11,863	44,076
Other (income) expense, net	103	(2,449)	(407)	1,389
Income (loss) before income taxes	14,122	(3,617)	128,482	87,763
Income tax expense	3,488	785	44,180	39,495
Net income (loss)	10,634	(4,402)	84,302	48,268
Less: Net income attributable to noncontrolling interests	(1,316)	(1,124)	(3,854)	(3,077)
Net income (loss) attributable to Acushnet Holdings Corp.	$9,318	$(5,526)	$80,448	$45,191

ACUSHNET HOLDINGS CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	September 30,	December 31,
(in thousands, except share and per share amounts)	2017	2016

Assets
Current assets
Cash and restricted cash ($15,738 and $13,811 attributable to the FootJoy golf shoe joint venture ("JV"))	$73,191	$79,140
Accounts receivable, net	209,437	177,506
Inventories ($12,922 and $14,633 attributable to the FootJoy JV)	320,974	323,289
Other assets	70,064	84,596
Total current assets	673,666	664,531
Property, plant and equipment, net ($10,093 and $10,709 attributable to the FootJoy JV)	228,381	239,748
Goodwill ($32,312 and $32,312 attributable to the FootJoy JV)	185,092	179,241
Intangible assets, net	483,511	489,988
Deferred income taxes	104,248	130,416
Other assets ($2,674 and $2,642 attributable to the FootJoy JV)	30,662	32,247
Total assets	$1,705,560	$1,736,171
Liabilities and Equity
Current liabilities
Short-term debt	$14,327	$42,495
Current portion of long-term debt	23,750	18,750
Accounts payable ($7,428 and $10,397 attributable to the FootJoy JV)	91,085	87,608
Accrued taxes	21,623	41,962
Accrued compensation and benefits ($540 and $780 attributable to the FootJoy JV)	68,434	224,230
Accrued expenses and other liabilities ($5,980 and $4,121 attributable to the FootJoy JV)	72,131	47,063
Total current liabilities	291,350	462,108
Long-term debt and capital lease obligations	425,719	348,348
Deferred income taxes	5,893	7,452
Accrued pension and other postretirement benefits ($1,743 and $1,946 attributable to the FootJoy JV)	123,401	135,339
Other noncurrent liabilities ($4,065 and $3,368 attributable to the FootJoy JV)	16,529	14,101
Total liabilities	862,892	967,348

Shareholders' Equity
Common stock, $0.001 par value, 500,000,000 shares authorized; 74,451,977 and 74,093,598 shares issued and outstanding	74	74
Additional paid-in capital	891,249	880,576
Accumulated other comprehensive loss, net of tax	(79,717)	(90,834)
Retained deficit	(950)	(53,951)
Total equity attributable to Acushnet Holdings Corp.	810,656	735,865
Noncontrolling interests	32,012	32,958
Total shareholders' equity	842,668	768,823
Total liabilities and shareholders' equity	$1,705,560	$1,736,171

ACUSHNET HOLDINGS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine months ended September 30,
(in thousands)	2017	2016
Cash flows from operating activities
Net income	$84,302	$48,268
Adjustments to reconcile net income to cash provided by (used in) operating activities	-	-
Depreciation and amortization	30,667	30,553
Unrealized foreign exchange gain	(2,885)	(1,069)
Amortization of debt issuance costs	990	3,036
Amortization of discount on bonds payable	-	3,963
Change in fair value of common stock warrants	-	6,112
Share-based compensation	11,576	7,123
Loss on disposals of property, plant and equipment	466	82
Deferred income taxes	28,415	25,575
Changes in operating assets and liabilities	(171,415)	(1,615)
Cash flows provided by (used in) operating activities	(17,884)	122,028
Cash flows from investing activities
Additions to property, plant and equipment	(12,781)	(13,502)
Cash flows used in investing activities	(12,781)	(13,502)
Cash flows from financing activities
Decrease in short-term borrowings, net	(31,719)	(28,163)
Proceeds from delayed draw term loan A facility	100,000	-
Repayment of term loan facilities	(17,814)	-
Repayment of senior term loan facility	-	(30,000)
Proceeds from senior term loan facility	-	375,000
Repayment of secured floating rate notes	-	(375,000)
Proceeds from exercise of common stock warrants	-	34,503
Repayment of bonds	-	(34,503)
Debt issuance costs	-	(6,469)
Dividends paid on common stock	(26,802)	-
Dividends paid on Series A redeemable convertible preferred stock	-	(13,861)
Dividends paid to noncontrolling interests	(2,400)	(3,000)
Payment of employee restricted stock tax withholdings	(903)	-
Cash flows provided by (used in) financing activities	20,362	(81,493)
Effect of foreign exchange rate changes on cash	4,354	2,701
Net increase (decrease) in cash	(5,949)	29,734
Cash and restricted cash, beginning of year	79,140	59,134
Cash and restricted cash, end of period	$73,191	$88,868

ACUSHNET HOLDINGS CORP.

Supplemental Net Sales Information (Unaudited)

Third Quarter Net Sales by Segment

	Three months ended				Constant Currency
	September 30,		Increase/(Decrease)		Increase/(Decrease)
	2017	2016	$ change	% change	$ change	% change
(in thousands)
Titleist golf balls	$114,950	$119,079	$(4,129)	(3.5)%	$(3,723)	(3.1)%
Titleist golf clubs	84,676	77,316	7,360	9.5%	7,949	10.3%
Titleist golf gear	30,895	30,499	396	1.3%	626	2.1%
FootJoy golf wear	101,010	97,758	3,252	3.3%	3,618	3.7%

Third Quarter Net Sales by Region

	Three months ended				Constant Currency
	September 30,		Increase/(Decrease)		Increase/(Decrease)
	2017	2016	$ change	% change	$ change	% change
(in thousands)
United States	$183,495	$175,448	$8,047	4.6%	$8,047	4.6%
EMEA	40,646	39,565	1,081	2.7%	186	0.5%
Japan	41,130	47,659	(6,529)	(13.7)%	(3,288)	(6.9)%
Korea	47,502	44,846	2,656	5.9%	2,871	6.4%
Rest of world	34,490	31,800	2,690	8.5%	2,009	6.3%
Total sales	$347,263	$339,318	$7,945	2.3%	$9,825	2.9%

Nine Months Net Sales by Segment

	Nine months ended				Constant Currency
	September 30,		Increase/(Decrease)		Increase/(Decrease)
	2017	2016	$ change	% change	$ change	% change
(in thousands)
Titleist golf balls	$404,101	$415,328	$(11,227)	(2.7)%	$(8,865)	(2.1)%
Titleist golf clubs	279,955	311,145	(31,190)	(10.0)%	(28,590)	(9.2)%
Titleist golf gear	120,585	114,833	5,752	5.0%	6,241	5.4%
FootJoy golf wear	355,750	361,788	(6,038)	(1.7)%	(1,740)	(0.5)%

Nine Months Net Sales by Region

	Nine months ended				Constant Currency
	September 30,		Increase/(Decrease)		Increase/(Decrease)
	2017	2016	$ change	% change	$ change	% change
(in thousands)
United States	$630,784	$650,394	$(19,610)	(3.0)%	$(19,610)	(3.0)%
EMEA	166,533	177,221	(10,688)	(6.0)%	(1,431)	(0.8)%
Japan	135,607	155,233	(19,626)	(12.6)%	(16,182)	(10.4)%
Korea	153,354	133,958	19,396	14.5%	15,963	11.9%
Rest of world	122,588	125,708	(3,120)	(2.5)%	(3,082)	(2.5)%
Total sales	$1,208,866	$1,242,514	$(33,648)	(2.7)%	$(24,342)	(2.0)%

ACUSHNET HOLDINGS CORP.

Reconciliation of GAAP to Non-GAAP Measures

(Unaudited)

Use of Non-GAAP Financial Measures

The Company reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”).  However, this release includes the non-GAAP financial measures of net sales in constant currency and Adjusted EBITDA. These non-GAAP financial measures are not measures of financial performance in accordance with GAAP and may exclude items that are significant to understanding and assessing the Company’s financial results. Therefore, these measures should not be considered in isolation or as an alternative to net sales, net income or other measures of profitability or performance under GAAP. You should be aware that the Company’s presentation of these measures may not be comparable to similarly-titled measures used by other companies.

We use net sales on a constant currency basis to evaluate the sales performance of our business in period over period comparisons and for forecasting our business going forward. Constant currency information allows us to estimate what our sales performance would have been without changes in foreign currency exchange rates. This information is calculated by taking the current period local currency sales and translating them into U.S. dollars based upon the foreign currency exchange rates for the applicable comparable prior period. This constant currency information should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP. Our presentation of constant currency information may not be consistent with the manner in which similar measures are derived or used by other companies.

Adjusted EBITDA represents net income attributable to Acushnet Holdings Corp. adjusted for income tax expense, interest expense, depreciation and amortization, the expenses relating to the Acushnet Company Equity Appreciation Rights Plan, as amended (the “EAR Plan”), share-based compensation expense, a one-time executive bonus, restructuring charges, certain transaction fees, indemnification expense (income) from our former owner Beam Suntory, Inc. (formerly known as Fortune Brands, Inc.) (“Beam”), gains (losses) on the fair value of our common stock warrants, certain other non-cash (gains) losses, net and the net income relating to non-controlling interests in our FootJoy golf shoe joint venture. We define Adjusted EBITDA in a manner consistent with the term “Consolidated EBITDA” as it is defined in our credit agreement. Consolidated EBITDA is used in our credit agreement at the Acushnet Company level for purposes of certain material terms, including (i) determining the applicable margin used to determine the interest rate per annum of outstanding borrowings and commitment fees for revolving commitments, (ii) calculating certain financial ratios used in financial maintenance covenants that require compliance on a quarterly basis, (iii) determining our ability to incur additional term loans or increases to our new revolving credit facility and (iv) determining the availability of certain baskets and the ability to enter into certain transactions.

We present Adjusted EBITDA as a supplemental measure because it excludes the impact of certain items that (i) we do not consider indicative of our ongoing operating performance, (ii) that relate to our acquisition of Acushnet Company, our operating subsidiary, from Beam on July 29, 2011 (the “Acquisition”) or (iii) that relate to our historical capital structure that are no longer relevant after the closing of our initial public offering. Management uses Adjusted EBITDA to evaluate the effectiveness of our business strategies, assess our consolidated operating performance and make decisions regarding pricing of our products, go to market execution and costs to incur across our business. Adjusted EBITDA is also used as a financial performance measure for purposes of determining the vesting of equity awards that were granted under our Acushnet Holdings Corp. 2015 Omnibus Incentive Plan.

We believe Adjusted EBITDA provides useful information to investors regarding our consolidated operating performance. By presenting Adjusted EBITDA, we provide a basis for comparison of our business operations between different periods by excluding items that we do not believe are indicative of our core operating performance.

Adjusted EBITDA is not a measurement of financial performance under GAAP. It should not be considered an alternative to net income attributable to Acushnet Holdings Corp. as a measure of our operating performance or any other measure of performance derived in accordance with GAAP. In addition, Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items, or affected by similar non-recurring items. Adjusted EBITDA has limitations as an analytical tool, and you should not consider such measure either in isolation or as a substitute for analyzing our results as reported under GAAP. Our definition and calculation of Adjusted EBITDA is not necessarily comparable to other similarly titled measures used by other companies due to different methods of calculation.

The following table presents reconciliations of net income (loss) attributable to Acushnet Holdings Corp. to Adjusted EBITDA for the periods presented (dollars in thousands):

	Three months ended		Nine months ended
	September 30,		September 30,
	2017	2016	2017	2016

Net income (loss) attributable to Acushnet Holdings Corp.	$9,318	$(5,526)	$80,448	$45,191
Income tax expense	3,488	785	44,180	39,495
Interest expense, net	4,040	15,672	11,863	44,076
Depreciation and amortization	10,214	10,003	30,667	30,553
EAR Plan(a)	—	(940)	—	(940)
Shared-based compensation(b)	3,674	6,159	11,576	7,123
One-time executive bonus(c)	—	—	—	7,500
Restructuring charges(d)	—	174	—	816
Transaction fees(e)	—	2,947	146	11,912
Beam indemnification expense (income)(f)	145	(2,156)	342	(2,641)
Losses on the fair value of our common stock warrants(g)	—	—	—	6,112
Other non-cash gains, net	(17)	(236)	(613)	(531)
Nonrecurring income(h)	—	—	—	(1,467)
Net income attributable to noncontrolling interests(i)	1,316	1,124	3,854	3,077
Adjusted EBITDA	$32,178	$28,006	$182,463	$190,276
Adjusted EBITDA margin	9.3%	8.3%	15.1%	15.3%

(a)

Reflects expenses related to the Equity Appreciation Rights (“EARs”) granted under our EAR Plan and the remeasurement of the liability at each reporting period based on the then-current projection of our common stock equivalent value (as defined in the EAR Plan). See “—Critical Accounting Policies and Estimates—Share-Based Compensation” in our Annual Report on Form 10-K for the year ended December 31, 2016.  The EAR Plan expired on December 31, 2016.

(b)	Reflects compensation expense with respect to equity-based grants under the Acushnet Holdings Corp. 2015 Omnibus Incentive Plan.
(c)	In the first quarter of 2016, our President and Chief Executive Officer was awarded a cash bonus in the amount of $7.5 million as consideration for past performance.
(d)	Reflects restructuring charges incurred in connection with the reorganization of certain of our operations in 2016.
(e)

For the nine months ended September 30, 2017, reflects legal fees incurred relating to a dispute arising from the indemnification obligations owed to us by Beam in connection with the Acquisition.  For the three and nine months ended September 30, 2016, reflects certain fees and expenses we incurred in connection with our initial public offering as well as legal fees incurred relating to a dispute arising from the indemnification obligations owed to us by Beam in connection with the Acquisition.

(f)	Reflects the non-cash charges related to the indemnification obligations owed to us by Beam that are included when calculating net income (loss) attributable to the Company.
(g)	Fila Korea exercised all of our outstanding common stock warrants in July 2016 and we used the proceeds from such exercise to redeem all of our outstanding 7.5% bonds due 2021.
(h)	Reflects legal judgment in favor of us associated with the Beam value-added tax dispute in other (income) expense.
(i)	Reflects the net income attributable to the interest that we do not own in our FootJoy golf shoe joint venture.

A reconciliation of non-GAAP Adjusted EBITDA, as forecasted for 2017, to the closest corresponding GAAP measure, net income (loss), is not available without unreasonable efforts on a forward-looking basis due to the high variability and low visibility of certain charges that may impact our GAAP results on a forward-looking basis, such as the measures and effects of share- based compensation and adjustments related to the indemnification obligations owed to us by Beam.